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                                                                    Exhibit 23.1

                   Consent of Independent Public Accountants

   As independent public accountants, we hereby consent to the use of our report dated January 17, 2001, except with respect to the matters discussed in
Note 18, as to which the date is February 1, 2001 (and to all references to our Firm) included in or made a part of this registration statement.

Arthur Andersen LLP

San Francisco, California
March 5, 2001